UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2014

AURORA DIAGNOSTICS HOLDINGS, LLC

(Exact name of registrant as specified in charter)

Delaware	333-176790	20-4918072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11025 RCA Center Drive, Suite 300, Palm Beach Gardens, Florida 33410

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (866) 420-5512

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On July 31, 2012, Aurora Diagnostics Holdings, LLC (the “Company”) entered into a financing agreement by and among the Company, as guarantor, Aurora Diagnostics, LLC (the “Borrower”), certain subsidiaries of the Company parties thereto, as guarantors, various lenders from time to time party thereto, and Cerberus Business Finance, LLC, as the administrative agent and collateral agent.

The financing agreement provides for senior secured credit facilities (the “Senior Secured Credit Facilities”) comprised of a $165 million initial term loan, a $25 million delayed draw term loan facility and a $30 million revolving credit facility. The proceeds of the term loan made on the closing date were used to repay in full the obligations of the Borrower under its existing senior secured credit facility, pay fees and expenses related thereto and to the new financing and to provide liquidity for permitted acquisitions and other general corporate and working capital needs of the Company and its subsidiaries. In addition, the revolving facility is available for use by the Company and its subsidiaries for general corporate and working capital needs, as well as for any other transaction not prohibited by the financing agreement. The delayed draw term loan facility is available for drawing from the closing date through July 1, 2015, and the proceeds thereof must be used to pay the consideration for (and fees and expenses relating to) permitted acquisitions (or to refinance revolving borrowings or replenish cash on hand used to consummate permitted acquisitions). The Senior Secured Credit Facilities have a maturity of five years but are subject to a maturity date of October 14, 2017 to the extent the Company’s existing bonds are not refinanced or the maturity thereof extended prior to such date.

Commencing on September 30, 2015, the outstanding term loans will amortize in equal quarterly installments equal to $500,000 per quarter on such date and during each of the next five quarters thereafter, $875,000 per quarter during the next six quarters thereafter and $1,250,000 per quarter during the next four quarters thereafter, with a balloon payment at maturity.

The obligations of the Borrower under the Senior Secured Credit Facilities are unconditionally guaranteed by the Company and certain of the Company’s existing and subsequently acquired or organized domestic subsidiaries. The Senior Secured Credit Facilities and related guarantees are secured on a first-priority basis (subject to certain liens permitted under the financing agreement) by a lien on substantially all the tangible and intangible assets of the Borrower and the subsidiary guarantors, including all of the capital stock held by such obligors (subject to a 65% limitation on pledges of capital stock of foreign subsidiaries), subject to certain exceptions.

Interest on all loans under the Senior Secured Credit Facilities is payable either quarterly or at the expiration of any LIBOR interest period applicable thereto. Borrowings under the financing agreement accrue interest at a per annum rate equal to, at the Borrower’s option, a base rate plus 6.00% or a LIBOR rate plus 7.00%. The loans are also subject to a 1.25% interest rate floor for LIBOR loans and a 2.25% interest rate floor for base rate loans.

Subject to certain conditions and exceptions, the Borrower is permitted to make voluntary prepayments of the loans under the Senior Secured Credit Facilities and to reduce the existing revolving loan commitments at any time without premium or penalty, except that, with respect to the first three years following the closing date, subject to certain exceptions, certain prepayments and commitment reductions are subject to a premium equal to 3.0% of the term loans prepaid and revolving credit commitments reduced during the first year following the closing date, 2.0% of such amounts prepaid or reduced during the second year following the closing date and of 1.0% of such amounts prepaid or reduced during the third year following the closing date.

Subject to certain exceptions, the Borrower is required to prepay borrowings under the Senior Secured Credit Facilities as follows: (1) with 100% of the net cash proceeds the Company or any of its subsidiaries receives from the incurrence of debt obligations other than debt obligations otherwise permitted under the financing agreement, (2) with 100% of the net cash proceeds in excess of $1 million in the aggregate in any fiscal year the Company or any of its subsidiaries receives from specified non-ordinary course asset sales or as a result of casualty or condemnation events, subject to reinvestment provisions, (3) with 50% of excess cash flow for each fiscal year of the Company commencing with the fiscal year ending 2015 and (4) 100% of the net cash proceeds from the exercise of any “equity cure” with respect to the financial covenants contained in the financing agreement.

The financing agreement requires the Company to maintain a maximum leverage ratio (based upon the ratio of total funded debt to consolidated EBITDA, net of agreed cash amounts) and a minimum interest coverage ratio (based upon the ratio of consolidated EBITDA to net cash interest expense), each of which will be tested quarterly based on the last four fiscal quarters, commencing on September 30, 2014. The maximum leverage ratio starts at 9.15:1.00, increases during the balance of 2014 and through September 30, 2015, and thereafter becomes more restrictive over time. The interest coverage ratio starts at 1.10:1.00, decreases over time to 1.00:1.00 and then increases over time commencing on December 31, 2017. In addition, the financing agreement requires the Company to maintain liquidity (defined as availability under the revolving credit facility plus amounts in bank accounts that are subject to the agent’s perfected first priority liens) of at least $5,000,000 at any time and $10,000,000 on the last business day of each month. The financing agreement also requires the Company to comply with annual capital expenditure limitations. The Company’s compliance with the maximum leverage ratio and the minimum interest coverage ratio is subject to customary “equity cure” rights.

The financing agreement contains customary representations and warranties and affirmative covenants applicable to the Company and its subsidiaries and also contains certain restrictive covenants, including, among others, limitations on the incurrence of additional debt, liens on property, acquisitions and investments, loans and guarantees, mergers, consolidations, liquidations and dissolutions, asset sales, dividends and other payments in respect of the Company’s capital stock, prepayments of certain debt, transactions with affiliates and modifications of organizational documents, material contracts, affiliated practice agreements and certain debt agreements. The financing agreement also contains customary events of default.

In connection with the transactions contemplated by the financing agreement, the Company and certain of its members entered into a second amendment to the Second Amended and Restated Limited Liability Company Agreement of the Company. The amendment clarifies that to the extent members receive excess tax distributions on or after July 31, 2014, any future distributions made on or after such date will be subject to offset until such excess amount is eliminated. Additionally, the Borrower, Summit Partners, L.P. and KRG Capital Management, L.P. entered into a Second Amendment to the Amended and Restated Management Agreement, pursuant to which the reference to the Borrower’s credit agreement was amended to refer to the financing agreement described above.

The foregoing summary of the amendments does not purport to be complete and is qualified in its entirety by reference to the amendments, which will be filed as exhibits to the Company’s next quarterly report on Form 10-Q.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On July 31, 2014, Aurora Diagnostics Holdings, LLC announced that it had entered into a financing agreement. A copy of this announcement is attached to this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

99.1	Announcement dated July 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURORA DIAGNOSTICS HOLDINGS, LLC

August 4, 2014S	/s/ Michael C. Grattendick
Michael C. Grattendick
Vice President, Controller, and Treasurer